Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
AMENDED AND RESTATED
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT effective as of December 1, 2022 (the “Effective Date”), to the Amended and Restate Fund Accounting Servicing Agreement (the “Agreement”) dated as of March 27, 2006, as amended, is entered into by and between JACOB FUNDS INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the term of the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fees listed on Exhibit B; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree as follows:

1.Section 15 of the Agreement is hereby superseded and replaced in its entirety with the following:

15. Term of the Agreement; Amendment

This Agreement shall become effective as of December 1, 2022 and will continue in effect until November 30, 2027 (the “Initial Term”). Following the Initial Term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBFS by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

2.Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

3.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON THE NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

JACOB FUNDS INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ryan Jacob	By: /s/ Jason Hadler
Name: Ryan Jacob	Name: Jason Hadler
Title: President	Title: Senior Vice President
Date:	Date: 12/12/2022

Exhibit B
Fee Schedule

Fund Accounting Services Fee Schedule

Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*
Annual Fee of $[ ] per fund
Basis points
Basis point charge in addition to annual fee once asset size reaches $40 million
[ ] on $[ ] million to $[ ] million
[ ] on amounts over $[ ] million

■$ [ ] additional fee for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements
Chief Compliance Officer Support Fee
■$ [ ] per year per fund complex
Data Services
■$ [ ] - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$ [ ] - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■$ [ ] - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Governments and Agency Bonds, and High Yield Bonds
■[ ] - Bank Loans
■$[ ] - Intraday money market funds pricing, up to [ ] times per day
■$ [ ] per Month Manual Security Pricing (>[ ] per day)

■Derivative Instruments are generally charged at the following rates:
●$ [ ] - Interest Rate Swaps, Foreign Currency Swaps
●$ [ ] - Swaptions
●$ [ ] - Credit Default Swaps

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Actions and Factor Services
■$ [ ] per Foreign Equity Security per Month
■$ [ ] per Domestic Equity Security per Month
■$ [ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).Fees are calculated pro rata and billed monthly. Annual CPI charges waived if all funds in complex participate in U.S. Bank Securities Lending Program.